EXHIBIT 23(a)

                        VAN ECK WORLDWIDE INSURANCE TRUST

                                AMENDMENT NO. 13

                            TO MASTER TRUST AGREEMENT

         Amendment No. 13 to the Master Trust Agreement dated January 7, 1987, as amended (the "Agreement"), of Van Eck Worldwide Insurance Trust (the "Trust"), made at New York, New York, this 7th day of March 2003.

                                   WITNESSETH:

         WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

         WHEREAS, a majority of Trustees have duly authorized this amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

         NOW, THEREFORE, the undersigned, Thomas Elwood, a duly elected and serving Secretary of the Trust, pursuant to the authorization described above, hereby declares that the initial paragraph of Article IV, Section 4.2 of the Agreement is amended to read in its entirety as follows:

                  "Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in
                  Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate six Sub-Trusts:
                  Worldwide  Bond  Fund,   Worldwide   Emerging   Markets  Fund,
                  Worldwide Hard Assets Fund and Worldwide Real Estate Fund, Worldwide Absolute Return Fund and Worldwide Ultra Short-term Income Fund. The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise

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                  determine  with respect to some further  Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"



WITNESS my hand and seal this 7th day of March, 2003.


__________________________________                                        (SEAL)
Thomas Elwood, Secretary



STATE OF NEW YORK   )
                    )
COUNTY OF NEW YORK  )


         Then personally appeared the above-named Thomas Elwood and acknowledged this instrument to be his free act and deed this 7th day of March 2003.




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Notary Public